Exhibit 15.2

CARDIOL THERAPEUTICS INC.
(THE “CORPORATION”)

AUDIT COMMITTEE CHARTER

1.	POLICY STATEMENT

It is the policy of the Corporation to establish and maintain an Audit Committee (the “Committee”) to assist the directors (individually a “Director” and collectively the “Board”) of the Corporation in carrying out the Board’s oversight responsibility for the accounting, internal controls, financial reporting, audits of financial statements, and risk management processes of the Corporation.

The Committee shall be provided with resources commensurate with the duties and responsibilities assigned to it by the Board including appropriate administrative support. Without limiting the generality of the foregoing, the Corporation shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of: (a) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation; (b) compensation to any advisors engaged by the Committee under Section 4(c)(iii) of this charter; and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

If determined appropriate by the Committee, it shall have the discretion to institute investigations of improprieties, or suspected improprieties, within the scope of its responsibilities, including the standing authority to retain special counsel or other experts. The Committee shall have unrestricted access to the Corporation’s External Auditors, is authorized to seek any information that it requires from any employee and all employees are directed to co-operate with any request made by the Committee.

2.	COMPOSITION OF COMMITTEE
(a)

The Committee shall be established by a resolution of the Board. The Committee shall consist of a minimum of three Directors. The Board shall appoint the members of the Committee and may seek the advice and assistance of the Corporate Governance Committee in identifying qualified candidates. The Board shall appoint one member of the Committee to be the chair of the Committee (the “Chair”).

(b)

All of the members of the Committee shall be Directors who are independent within the meaning of National Instrument 52-110 – Audit Committees (“NI 52-110”), and the rules of any stock exchange or market on which the Corporation’s shares are listed or posted for trading (collectively, “Applicable Governance Rules”). In this charter, the term “independent” includes the meanings given to similar terms by Applicable Governance Rules, including the terms “non-executive”, “outside” and “unrelated” to the extent such terms are applicable under Applicable Governance Rules. No member of the Committee shall have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the past three years. In addition, in order to be considered to be independent, a member of the Committee may not, other than in his or her capacity as a member of the Committee, the Board or any other Board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Corporation or any subsidiary thereof, provided that, unless the rules of any stock exchange or market on which the Corporation’s shares are listed or posted for trading provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Corporation (provided that such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of the Corporation or any subsidiary thereof.

(c)

All members of the Committee must be able to read and understand fundamental financial statements (including a balance sheet, income statement and cash flow statement) and read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

(d)

The Committee must have at least one member who has past employment in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in that individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

(e)	A Director appointed by the Board to the Committee shall be a member of the Committee until replaced by the Board or until his or her resignation.
3.	MEETINGS OF THE COMMITTEE
(a)

The Committee shall convene a minimum of four times each year at such times and places as may be determined by the Chair of the Committee and whenever a meeting is requested by the Board, a member of the Committee, the auditors or senior management of the Corporation. Scheduled meetings of the Committee shall correspond with the review of the quarterly and year-end financial statements and management discussion and analysis.

(b)	Notice of each meeting of the Committee shall be given to each member of the Committee.
(c)	Notice of a meeting of the Committee shall:
(i)	be in writing, which includes electronic communication facilities;
(ii)	state the nature of the business to be transacted at the meeting in reasonable detail;
(iii)	to the extent practicable, be accompanied by a copy of any documentation to be considered at the meeting; and
(iv)	be given at least two business days prior to the time stipulated for the meeting or such shorter period as the members of the Committee may permit.
(d)

A quorum for the transaction of business at a meeting of the Committee shall consist of a majority of the members of the Committee. However, it shall be the practice of the Committee to require review, and, if necessary, approval of important matters by all members of the Committee.

(e)

A member or members of the Committee may participate in a meeting of the Committee by means of such telephonic, electronic, or other communication facilities as permits all persons participating in the meeting to communicate with each other. A member participating in such a meeting by any such means is deemed to be present at the meeting.

(f)

In the absence of the Chair of the Committee, the members of the Committee shall choose one of the members present to chair the meeting. In addition, the members of the Committee shall choose one of the persons present to be the secretary of the meeting.

(g)

The Committee may invite such persons to attend meetings of the Committee as the Committee considers appropriate, except to the extent exclusion of certain persons is required pursuant to this charter or by applicable laws.

(h)	The Committee may invite the External Auditors to be present at any meeting of the Committee and to comment on any financial statements, or on any of the financial aspects, of the Corporation.
(i)	The Committee (A) shall meet with the External Auditors separately from individuals other than the Committee, and (B) may meet separately with management of the Corporation.

(j)

Minutes shall be kept of all meetings of the Committee and shall be signed by the chair and the secretary of the meeting. The Chair of the Committee shall circulate the minutes of the meetings of the Committee to all members of the Board.

4.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE
(a)

The Committee, in its capacity as a committee of the Board, is directly responsible for selecting the public accounting firm to be nominated for the purpose of preparing or issuing an audit report or performing other audit, review or attest services forthe Corporation (the “External Auditor”) as well as the compensation of the External Auditor. The Committee shall also be directly responsible for the oversight of the work of the External Auditor (including resolution of disagreements between management and the auditor regarding financial reporting) and each such External Auditor must report directly to the Committee.

(b)	The other primary duties and responsibilities of the Committee are to:
(i)	identify and monitor the management of the principal risks that could impact the financial reporting of the Corporation;
(ii)	monitor the integrity of the Corporation’s financial reporting process and system of internal controls regarding financial reporting and accounting compliance;
(iii)

monitor the independence, objectivity, and performance of the External Auditors, including, without limitation: (A) ensuring the Committee’s receipt from the External Auditors at least annually of a formal written statement delineating all relationships between the External Auditors and the Corporation; (B) actively engaging in dialogue with the External Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the External Auditor; and (C) taking, or recommending that the Board take, appropriate action to oversee the independence of the External Auditors;

(iv)	evaluate the performance of the External Auditors at least annually; deal directly with the External Auditors to approve external audit plans, other services (if any), and fees;
(v)	directly oversee the external audit process and results (in addition to items described in Section 4(e) below);
(vi)	provide an avenue of communication between the External Auditors, management, and the Board;
(vii)	review annually with management of the Corporation the anti-fraud, anti-bribery, anti-corruption, and risk assessment programs of the Corporation;
(viii)

carry out a review designed to ensure that an effective “whistle blowing” procedure exists to permit stakeholders to express any concerns regarding accounting or financial matters to an appropriately independent individual; and

(c)	The Committee shall have the authority to:
(i)	inspect any and all of the books and records of the Corporation and its subsidiaries;
(ii)

discuss with the management of the Corporation and its subsidiaries, any affected party and the External Auditors, such accounts, records, and other matters as any member of the Committee considers appropriate;

(iii)	engage independent counsel and other advisors as it determines necessary to carry out its duties; and

(iv)	set and pay the compensation for any advisors engaged by the Committee.

Relationship with the Board

(d)

The Committee shall, at the earliest opportunity after each meeting, report to the Board the results of its activities and any reviews undertaken and make recommendations to the Board as considered appropriate.

Relationship with External Auditors

(e)	The Committee shall:
(i)	review the audit plan with the External Auditors and with management;
(ii)

review with the External Auditors the critical accounting policies and practices used by the Corporation, all alternative treatments of financial information within IFRS that the External Auditors have discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the External Auditors;

(iii)

discuss with management and the External Auditors any proposed changes in major accounting policies or principles, the presentation and impact of material risks and uncertainties and key estimates and judgments of management that may be material to financial reporting;

(iv)	review with management and with the External Auditors material financial reporting issues arising during the most recent financial period and the resolution or proposed resolution of such issues;
(v)

review any problems experienced or concerns expressed by the External Auditors in performing any audit, including any restrictions imposed by management or any material accounting issues on which there was a disagreement with management;

(vi)

review with the External Auditors any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the External Auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the External Auditors to the Corporation, or any other material written communication provided by the External Auditors to the Corporation’s management;

(vii)	review with senior management the process of identifying, monitoring, and reporting the principal risks affecting financial reporting;
(viii)

review and discuss with management and the External Auditors any off-balance sheet transactions or structures and their effect on the Corporation’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Corporation’s public filings;

(ix)

review the audited annual financial statements (including management discussion and analysis) and related documents in conjunction with the report of the External Auditors and obtain an explanation from management of all material variances between comparative reporting periods;

(x)

consider and review with management the internal control memorandum or management letter containing the recommendations of the External Auditors and management’s response, if any, including an evaluation of the adequacy and effectiveness of the internal financial controls and procedures for financial reporting of the Corporation and subsequent follow-up to any identified weaknesses;

(xi)	review with financial management and the External Auditors the quarterly unaudited financial statements and management discussion and analysis before release to the public;
(xii)	periodically meet separately with management and the External Auditors;
(xiii)	oversee the financial affairs of the Corporation and its subsidiaries and, if deemed appropriate, make recommendations to the Board, External Auditors, or management;
(xiv)

discuss with management and the External Auditors any correspondence with regulatory or governmental agencies that raise material issues regarding the Corporation’s financial statements or accounting policies;

(xv)	consider the recommendations of management in respect of the appointment and terms of engagement of the External Auditor;
(xvi)

pre-approve all audit and non-audit services to be provided to the Corporation or its subsidiaries by its External Auditors, or the External Auditors of subsidiaries of the Corporation, subject to the overriding principle that the External Auditors not be permitted to be retained by the Corporation to perform internal audit outsourcing services or financial information systems services; provided that notwithstanding the above, the foregoing pre-approval of non-audit services may be delegated to a member of the Committee, with any decisions of the member with the delegated authority reporting to the Committee at the next scheduled meeting;

(xvii)

approve the engagement letter for non-audit services to be provided by the External Auditors or affiliates of External Auditors, together with estimated fees, and consider the potential impact of such services on the independence of the External Auditors;

(xviii)

when there is to be a change of External Auditors, review all issues and provide documentation related to the change, including the information to be included in the notice of change of auditors and documentation required pursuant to the then current legislation, rules, policies and instruments of applicable regulatory authorities and the planned steps for an orderly transition period; and

(xix)

review all reportable events, including disagreements, unresolved issues and consultations, as defined by applicable laws, on a routine basis, whether or not there is to be a change of the External Auditors.

(f)	In connection with the public disclosure of financial information and other public disclosure, the Committee shall:
(i)	review the Corporation’s financial statements, management discussion and analysis, and annual and interim profit or loss press releases before the Corporation publicly discloses this information;
(ii)

review with management its evaluation of the Corporation’s procedures and controls designed to assure that information required to be disclosed in the Corporation’s periodic public reports is recorded, processed, summarized, and reported in such reports within the time periods specified by applicable securities laws for the filing of such reports (“Disclosure Controls”) and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls;

(iii)

establish a policy, which may include delegation to an appropriate member or members of management, for release of earnings press releases, as well as for the release of financial information and earnings guidance provided to analysts and rating agencies;

(iv)

satisfy itself that adequate procedures are in place for the review of the Corporation’s public information extracted from the Corporation’s financial statements, other than the public information reviewed in accordance with Section 4(f)(i), and periodically assess the adequacy of those procedures;

(v)	to the extent deemed appropriate, review and supervise the preparation by management of:
(A)

the annual information forms, management information circulars, and annual and interim financial statements of the Corporation and any other information of the Corporation filed by the Corporation with applicable securities regulators;

(B)	press releases of the Corporation containing financial information, earnings guidance, forward-looking statements, information about operations, or any other material information;
(C)	correspondence broadly disseminated to shareholders of the Corporation; and
(D)	other relevant written and oral communications or presentations;
(vi)

before release, review and if appropriate, recommend for approval by the Board, all public disclosure documents containing audited or unaudited financial information, including any prospectuses, annual reports, annual information forms, management discussion and analysis, and press releases, focusing particularly on:

(A)	any changes in accounting policies and practices;
(B)	any important areas where judgment must be exercised;
(C)	significant adjustments resulting from the audit;
(D)	the going concern assumption, if any;
(E)	compliance with accounting standards; and
(F)	compliance with stock exchange and legal requirements.
(g)

The Committee shall enquire into and determine the appropriate resolution of any conflict of interest in respect of audit or financial matters which are directed to the Committee by any member of the Board, a shareholder of the Corporation, the External Auditors, or senior management.

(h)	The Committee shall periodically review with management the need for an internal audit function.
(i)	The Committee shall review the accounting and reporting of costs, liabilities, and contingencies of the Corporation.

(j)	The Committee shall periodically discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
(k)	The Committee shall establish, monitor, and review policies and procedures for internal accounting, financial control, and management information.
(l)

The Committee shall periodically discuss with management the Corporation’s process for performing its quarterly certifications pursuant to Multilateral Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings and the U.S. Sarbanes- Oxley Act.

(m)

The Committee shall review with the Chief Executive Officer and Chief Financial Officer of the Corporation any report on significant deficiencies in the design or operation of the internal controls that could adversely affect the Corporation’s ability to record, process, summarize, or report financial data, any material weaknesses in internal controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

(n)	The Committee shall establish and maintain procedures for:
(i)	the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters;
(ii)	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and
(iii)

reviewing arrangements by which staff of the Corporation may, in confidence, raise concerns about possible improprieties in matters of financial reporting and ensuring that arrangements are in place for proportionate and independent investigation and follow-up action.

(o)

At each meeting of the Committee, the Committee shall review any complaints or concerns of employees of the Corporation regarding accounting, internal accounting controls, or auditing matters relating to the Corporation and violations of any applicable law, rule, or regulation and shall follow the procedures established under the Corporation’s Whistleblower Policy regarding such concerns and complaints.

(p)

The Committee shall review all related-party transactions and discuss the business rationale for these transactions and determine whether appropriate disclosures have been made. For this purpose, the term “related-party transactions” includes any “material transaction” required to be disclosed under Item 13 of Form 51-102F2 under National Instrument 51-102 – Continuous Disclosure Obligations.

(q)

The Committee shall review the Corporation’s compliance and ethics programs, including consideration of legal and regulatory requirements, and shall review with management its periodic evaluation of the effectiveness of such programs.

(r)	The Committee shall review and approve the Corporation’s hiring policies regarding partners, employees, and former partners and employees of the present and former External Auditors.
(s)	The Committee shall receive any reports from legal counsel of evidence of a material violation of securities laws or breaches of fiduciary duty by the Corporation.
(t)

The Committee shall review with the Corporation’s legal counsel, on no less than an annual basis, any legal matter that could have a material impact on the Corporation’s financial statements and any enquiries received from regulators or government agencies.

(u)	The Committee shall assess, on an annual basis, the adequacy of this charter and the performance of the Committee.

Approved September 7, 2018

Revised July 28, 2021